AMENDED AND RESTATED CREDIT AGREEMENT

          THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into as of December 13, 2010, by and among GOOD TIMES RESTAURANTS INC., a Nevada corporation ("GTR"), and GOOD TIMES DRIVE THRU INC., a Colorado corporation ("GTDT" and, together, with GTR, "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

          WHEREAS, GTR and Bank entered into a Credit Agreement dated as of April 18, 2007 (the "Former Credit Agreement"); and

          WHEREAS, GTR has requested that certain amendments be made to the Former Credit Agreement, including without limitation the addition of GTDT as a borrower;

          WHEREAS, GTR, GTDT and Bank have agreed to amend and restate the Former Credit Agreement pursuant to the terms and conditions set forth herein.

          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GTR, GTDT and Bank hereby agree that the Former Credit Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

CREDIT TERMS

          SECTION 1.1     TERM LOAN.

          (a)     Term Loan.  On April 18, 2007, Bank made a loan to Borrower in the principal amount of One Million One Hundred Thousand Dollars ($1,100,000) ("Term Loan"), the proceeds of which were used to finance Borrower's capital expenditures.  The current outstanding principal amount of the Term Loan as of the date hereof is $700,514.00.  Borrower's obligation to repay the Term Loan is evidenced by a promissory note dated as of April 18, 2007, as amended and restated on the date hereof (as the same may be amended, restated or otherwise modified, "Term Note"), all terms of which are incorporated herein by this reference.

          (b)     Repayment.  The principal amount of the Term Loan shall be repaid in accordance with the provisions of the Term Note.

          (c)     Prepayment.  Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

          SECTION 1.2     INTEREST/FEES.

Interest.  The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

4814-2699-5207/14

          (b)     Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

          SECTION 1.3     COLLATERAL.

          As security for all indebtedness and other obligations of Borrower to Bank, including without limitation any and all advances, debts, obligations and liabilities of Borrower, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter becomes unenforceable, Borrower hereby grants to Bank security interests of first priority in the Collateral (as such term is defined in that certain Security Agreement:  Specific Equipment and Fixtures by Borrower in favor of Bank dated as of the date hereof, as the same may be from time to time amended, modified or replaced).

          All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

          SECTION 1.4     OPTIONAL PREPAYMENTS.

          (a)     On or before February 10, 2011, Borrower may prepay without penalty the Term Loan in an amount equal to the aggregate proceeds (net of customary and reasonable broker and legal fees) of any sale or other transfer, or series of sales or transfers, of the real property and/or personal property owned by Borrower located at Lot 1, Block 1, Astro-Jet Subdivision Filing No. 2 in the City of Colorado Springs, County of El Paso, State of Colorado and referred to by Borrower as Store # 151, which prepayment shall (i) be at least $90,000.00, (ii) be applied to reduce the unpaid principal of the Term Loan and (iii) be applied on the most remote principal installment or installments of the Term Loan then unpaid.

          (b)     On or before February 10, 2011, Borrower may elect to prepay without penalty the Term Loan in an aggregate amount equal to $90,000, which amount shall be payable in installments of $7,500 on February 10, 2011 and on the first day of each month thereafter, commencing March 1, 2011, and continuing up to and including December 1, 2011, with a final installment consisting of the remaining unpaid balance of such $90,000 prepayment due and payable in full on January 1, 2012, which prepayment shall be applied to reduce the unpaid principal of the Term Loan and shall be applied on the most remote principal installment or installments of the Term Loan then unpaid.  Borrower acknowledges and agrees that, if any payment is made by Borrower to Bank, other than scheduled principal and interest payments on the Term Note or a payment designated by Borrower as

4814-2699-5207/14

the prepayment under SECTION 1.4(a), such payment shall be deemed to be Borrower's election to  make the $90,000 prepayment set forth in this 0.  If Borrower elects to make such $90,000 prepayment, Borrower's failure to pay when due any portion of such $90,000 prepayment shall constitute an Event of Default.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

          Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

          SECTION 2.1     LEGAL STATUS.

          GTR is a corporation, duly organized and existing and in good standing under the laws of Nevada, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on GTR.  GTDT is a corporation, duly organized and existing and in good standing under the laws of Colorado, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on GTDT.

          SECTION 2.2     AUTHORIZATION AND VALIDITY.

          This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

          SECTION 2.3     NO VIOLATION.

          The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of Borrower's Articles of Incorporation or By-Laws, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

          SECTION 2.4     LITIGATION.

          There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

4814-2699-5207/14

          SECTION 2.5     CORRECTNESS OF FINANCIAL STATEMENT.

          The annual financial statement of Borrower dated September 30, 2009, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

          SECTION 2.6     INCOME TAX RETURNS.

          Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

          SECTION 2.7     NO SUBORDINATION.

          There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

          SECTION 2.8     PERMITS, FRANCHISES.

          Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

          SECTION 2.9     ERISA.

          Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

4814-2699-5207/14

          SECTION 2.10   OTHER OBLIGATIONS.

          Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

          SECTION 2.11   ENVIRONMENTAL MATTERS.

          Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

          SECTION 2.12   REAL PROPERTY COLLATERAL.

          Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:

          (a)     All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

          (b)     There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

          (c)     None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

          (d)     There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

4814-2699-5207/14

ARTICLE III

CONDITIONS

SECTION 3.1     CONDITIONS OF INITIAL EXTENSION OF CREDIT.

          The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

          (a)     Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

          (b)     Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                    (i)      This Agreement and each promissory note or other instrument or document required hereby.

                   (ii)     The Security Agreement:  Specific Equipment and Fixtures.

                   (iii)    Corporate Resolutions:  Borrowing from each of GTDT and GTR.

                   (iv)    A Certificate of Incumbency from each of GTDT and GTR.

                    (v)     A Guaranty from each of GTDT and GTR.

                   (vi)    Corporate Resolutions:  Continuing Guaranty from each of GTDT and GTR.

                   (vii)   Such other documents as Bank may require under any other SECTION of this Agreement.

          (c)     Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

          (d)     Amendment Fee.  A non-refundable fee from Borrower in the amount of $10,000 shall be fully earned on the date hereof, in consideration of Bank's execution and delivery of this Agreement, which fee shall be paid as follows:  (i) $2,500 shall be paid on the date hereof, (ii) $2,500 shall be paid on January 1, 2011, (iii) $2,500 shall be paid on February 1, 2011 and (iv) $2,500 shall be paid on March 1, 2011.

4814-2699-5207/14

          SECTION 3.2     CONDITIONS OF EACH EXTENSION OF CREDIT.

          The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

          (a)     Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

          (b)     Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

          Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

          SECTION 4.1     PUNCTUAL PAYMENTS.

          Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

          SECTION 4.2     ACCOUNTING RECORDS.

          Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3     FINANCIAL STATEMENTS.

          Provide to Bank all of the following, in form and detail satisfactory to Bank:

          (a)     not later than 120 days after and as of the end of each fiscal year, a copy of Borrower's 10-K report filed with the Securities and Exchange Commission, prepared by a certified public accountant acceptable to Bank, to include a balance sheet, income statement and statement of cash flow;

          (b)     not later than 45 days after and as of the end of each fiscal quarter, a copy of Borrower's 10-Q report filed with the Securities and Exchange Commission, prepared by a certified public accountant acceptable to Bank;

4814-2699-5207/14

          (c)     not later than 30 days after and as of the end of each month, a consolidated and consolidating financial statement of Borrower, prepared by Borrower, to include Borrower's balance sheet, income statement, and statement of  retained earnings and cash flows;

          (d)     not later than 60 days after and as of the end of each fiscal year, a copy of the company prepared projection report; and

          (e)     from time to time such other information as Bank may reasonably request, including without limitation, any information with respect to any real property collateral required hereby.

          SECTION 4.4     COMPLIANCE.

          Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

          SECTION 4.5     INSURANCE.

          Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

          SECTION 4.6     FACILITIES.

          Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

          SECTION 4.7     TAXES AND OTHER LIABILITIES.

          Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

4814-2699-5207/14

          SECTION 4.8     LITIGATION.

          Promptly give notice in writing to Bank of any material litigation pending or threatened against Borrower.

          SECTION 4.9     FINANCIAL CONDITION.

          Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

          (a)     Net Worth not less than $2,500,000 at any time, with "Net Worth" defined as the aggregate of total stockholders' equity plus debt subject to a subordination agreement in favor of and acceptable to Bank, less any intangible assets, all determined for GTDT on a consolidated basis.

          (b)     Total Liabilities divided by Tangible Net Worth not greater than 3.0 to 1.0 at any time, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less debt subject to a subordination agreement in favor of and acceptable to Bank, and with "Tangible Net Worth" as defined above, all determined for GTDT on a consolidated basis.

          (c)     EBITDA Coverage Ratio not less than (i) 0.90 to 1.00 as of the end of the first fiscal quarter of Borrower's fiscal year 2012, (ii) 1.20 to 1.00 as of the end of the second fiscal quarter of Borrower's fiscal year 2012, and (iii) 1.50 to 1.00 as of the end of the third fiscal quarter of Borrower's fiscal year 2012 and as of the end of each fiscal quarter thereafter, determined on a rolling 4-quarter basis, with "EBITDA" defined as net profit before tax plus interest expense payable in cash (net of capitalized interest expense), depreciation expense and amortization expense, less dividends, with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense payable in cash plus the prior period current maturity of long-term debt and the prior period current maturity of debt subject to a subordination agreement in favor of and acceptable to Bank, all determined for GTDT on a consolidated basis.

          SECTION 4.10   NOTICE TO BANK.

          Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

4814-2699-5207/14

          SECTION 4.11   REAL ESTATE DOCUMENTS.

          Unless, on or before February 10, 2011, (x) Bank receives the prepayment set forth in 0 in immediately available funds or (y) Borrower elects to make the $90,000 prepayment as set forth in 0, deliver to Bank each of the following, each in form and substance acceptable to Bank in its sole discretion:

          (a)     One or more Leasehold Deeds of Trust fully executed by GTDT (and notarized), which encumber the stores located at 808 East Colfax, Denver (Store #102), 1300 South Colorado Blvd., Denver (Store #103), 8930 Hampden Ave., Denver (Store #110), and 4975 North Federal, Denver (Store #112);

          (b)     ALTA Policies of Title Insurance with such endorsements as Bank may require, covering each of the stores located at 808 East Colfax, Denver (Store #102), 1300 South Colorado Blvd., Denver (Store #103), 8930 Hampden Ave., Denver (Store #110), and 4975 North Federal, Denver (Store #112), issued by a company satisfactory to Bank in such amount as Bank shall require, insuring Bank's lien on the real property collateral required hereby to be of first priority, subject only to such exemptions as Bank shall approve in its discretion with all costs to be paid by Borrower;

          (c)     Assignments of Ground Lease for each of the stores located at 808 East Colfax, Denver (Store #102), 1300 South Colorado Blvd., Denver (Store #103), 8930 Hampden Ave., Denver (Store #110), and 4975 North Federal, Denver (Store #112);

          (d)     Improvement Location Certificates for each of the stores located at 808 East Colfax, Denver (Store #102), 1300 South Colorado Blvd., Denver (Store #103), 8930 Hampden Ave., Denver (Store #110), and 4975 North Federal, Denver (Store #112);

          (e)     Assignments of Tenant's Interest In Ground Lease With Landlords' Disclaimer and Consent for each of the stores located at 808 East Colfax, Denver (Store #102), 1300 South Colorado Blvd., Denver (Store #103), 8930 Hampden Ave., Denver (Store #110), and 4975 North Federal, Denver (Store #112), each of which has been fully executed (and notarized if requested by Bank) by GTDT and by the fee owners of each of such properties;

          (f)      An original memorandum of lease which has been fully executed (with signatures notarized) by both GTDT and the landlord owning the fee interest in Store 103 (1300 S. Colorado Blvd.), which memorandum of lease shall be in recordable form and satisfactory to the company issuing the American Land Title Association policies of title insurance in favor of Bank;

          (g)     An original re-assignment of the lease for Store # 110 that re-assigns the lease from Ceda Enterprises, Inc. to GTDT and which is fully executed by Ceda Enterprises, Inc. and GTDT (and notarized) and is in recordable form;

          (h)     Payment in full of the Storm Drainage Sewer Charges levied by the City and County of Denver that are due or past due with respect to 808 East Colfax, Denver (Store #102), and a Release of Statement of Lien filed by the City and County of Denver in the amount of $378.00 recorded February 2, 2010 at Reception No. 2010011952;

4814-2699-5207/14

          (i)      Such other documents or instruments as may be required by the company issuing the American Land Title Association policies of title insurance in favor of Bank;

          (j)      Evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property, including terrorism, as may be required by governmental regulation or Bank; and

          (k)     A tax service contract, procured and delivered to Bank, at Borrower's cost, as Bank shall require for any real property collateral required hereby, to remain in effect as long as such real property secures any obligations of Borrower to Bank as required hereby.

          SECTION 4.12   LANDLORD'S DISCLAIMERS.

          (a)     On or before February 10, 2011, deliver to Bank each of the following, each in form and substance acceptable to Bank in its sole discretion:  A landlord's disclaimer and consent and a recordable memorandum related thereto, each fully executed (and notarized if requested by Bank), by each landlord from which Borrower leases premises at which Collateral (as such term is defined in that certain Security Agreement:  Specific Equipment and Fixtures by Borrower in favor of Bank dated as of the date hereof, as the same may be from time to time amended, modified or replaced) is located, including without limitation the following landlords: The Bailey Company, LLLP (Corporate Location), Walter R. Morris, the Trustee of the Walter R. Morris Retirement Trust (Store # 105), DTRS Limited Liability Company (Store # 108), Edward Kim (Store # 142), Ronald P. Starck (Store # 151), Michelle Jury Habing and Mark Jury (Store # 154), and LSI Retail III, LLC (Store # 166).

          (b)     If Borrower fails to deliver any of the items set forth in 0 on or before February10, 2011, deliver to Bank, on or before February 11, 2011, each of the following, each in form and substance acceptable to Bank in its sole discretion:  A landlord's disclaimer and consent and a recordable memorandum related thereto, each fully executed (and notarized if requested by Bank), by each of the following landlords or their successors or assigns:  Gibraltar Realty Co. (Store # 102), Reliable Investment Company, LLP (Store # 103), Village Square East LLC (Store # 110), and Stancoll LLC (Store # 112).

          (c)     Prior to any Collateral (as such term is defined in that certain Security Agreement:  Specific Equipment and Fixtures by Borrower in favor of Bank dated as of the date hereof, as the same may be from time to time amended, modified or replaced) being moved to a location for which Bank does not have a landlord's disclaimer and consent acceptable to Bank in its sole discretion, deliver to Bank a landlord's disclaimer and consent and a recordable memorandum related thereto for such location, fully executed (and notarized if requested by Bank), and in form and substance acceptable to Bank in its sole discretion.

4814-2699-5207/14

ARTICLE V

NEGATIVE COVENANTS

          Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

          SECTION 5.1     USE OF FUNDS.

          Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

          SECTION 5.2     MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

          Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

          SECTION 5.3     LOANS, ADVANCES, INVESTMENTS.

          Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

          SECTION 5.4     DIVIDENDS, DISTRIBUTIONS.

          Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.

SECTION 5.5     NEGATIVE PLEDGE OF REAL PROPERTY ASSETS.

          Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's real or personal property assets listed on Schedule 5.5 hereto, except any of the foregoing in favor of Bank.

ARTICLE VI

EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

          (a)     Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

4814-2699-5207/14

          (b)     Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

          (c)     Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an "Event of Default" in this 0), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

          (d)     Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank.

          (e)     Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

          (f)      The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

          (g)     There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

          (h)     The death or incapacity of Borrower or any Third Party Obligor if an individual.  The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint

4814-2699-5207/14

venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

          (i)      Any change in control of Borrower, with "control" defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members' equity or other ownership interest (other than a limited partnership interest).

          (j)      The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any real property collateral required hereby.

          SECTION 6.2     REMEDIES.

          Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

          SECTION 7.1     NO WAIVER.

          No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

          SECTION 7.2     NOTICES.

          All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

4814-2699-5207/14

BORROWER	GOOD TIMES RESTAURANTS INC.
GOOD TIMES DRIVE THRU INC.
601 Corporate Circle
Golden, CO 80401
BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
90 South 7th Street, 19th Floor
MAC N9305-198
Minneapolis, MN 55479
Attention: Jennifer Niebrugge

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

          SECTION 7.3     COSTS, EXPENSES AND ATTORNEYS' FEES.

          Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

          SECTION 7.4     SUCCESSORS, ASSIGNMENT.

          This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

          SECTION 7.5     ENTIRE AGREEMENT; AMENDMENT.

          This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

4814-2699-5207/14

          SECTION 7.6     NO THIRD PARTY BENEFICIARIES.

          This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

          SECTION 7.7     TIME.

          Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

          SECTION 7.8     SEVERABILITY OF PROVISIONS.

          If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

          SECTION 7.9     COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

          SECTION 7.10   GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

          SECTION 7.11   ARBITRATION.

          (a)     Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

          (b)     Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution

4814-2699-5207/14

procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "Rules").  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

          (c)     No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in subsections (i), (ii) and (iii) of this paragraph.

          (d)     Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.  Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (e)     Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

4814-2699-5207/14

          (f)      Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

          (g)     Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

          (h)     Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

          SECTION 7.12   JOINT AND SEVERAL LIABILITY.

          All obligations of GTR and GTDT under this Agreement, the Term Note and any other instrument, agreement or document delivered to Bank by either of GTR and GTDT shall be (a) joint and several and (b) the primary obligation of each of GTR and GTDT  All references to the term "Borrower" herein shall refer to each of GTR and GTDT separately and to both of them jointly as the context requires and each of GTR and GTDT shall be bound both severally and jointly with the other.  The indebtedness hereunder shall include all debts, liabilities and obligations owed to Bank by either of GTR and GTDT solely or by both of them jointly or jointly and severally.  Each of GTR and GTDT acknowledges and agrees that its joint and several liability on the indebtedness hereunder is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by Bank, and without limiting the generality of the foregoing, the joint and several liability of each of GTR and GTDT  on such indebtedness shall not be impaired by any acceptance by Bank of any other security for or guarantors upon the indebtedness hereunder or by any failure, neglect or omission on Bank's part to resort to any one or both of GTR's and GTDT's payment of the indebtedness hereunder or to realize upon or protect any collateral security therefor.  The joint and several liability of each of GTR and GTDT on the indebtedness hereunder shall not in any manner be impaired or affected by who received or used the proceeds of the Term Loan or for what purposes such credits and financial accommodations were used.  Such joint and several liability of each of GTR and GTDT shall also not be impaired or affected by (and Bank, without notice to any person or entity, is hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any collateral security for the indebtedness hereunder or of any guaranty thereof.  In order to enforce payment of the indebtedness hereunder, foreclose or otherwise realize on any collateral security for the indebtedness hereunder, or exercise any other rights granted hereunder or under any other instrument, agreement or document delivered to Bank by either of GTR and GTDT or under applicable law, Bank shall be under no obligation at any time to first resort to any collateral security for the indebtedness hereunder, any liens, any security interests or any other property, rights or remedies whatsoever, and Bank shall have the right to enforce such indebtedness irrespective of

4814-2699-5207/14

whether or not other proceedings or steps are pending, seeking resort to or realization upon or from any of the foregoing.  Each of GTR and GTDT hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse, or subrogation available to such entity against any other person or entity liable for payment of any of the indebtedness hereunder, or as to any security therefor, unless and until the indebtedness hereunder has been paid and satisfied in full, release by Bank of its security interest in the collateral pledged as security for the indebtedness hereunder and termination of this credit facility.  Each of GTR and GTDT hereby waives any benefit of or right to participate in any of any collateral or proceeds thereof or any other security now or hereafter held by Bank.  Each of GTR and GTDT hereby waives any right to require Bank to proceed against GTR, GTDT or any other person or entity, to marshal assets or proceed against or exhaust any security from GTR, GTDT or any other person or entity, to perform any obligation of GTR or GTDT respect to any collateral or proceeds thereof, and to make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any collateral or proceeds thereof.  Each of GTR and GTDT further waives any right to direct the application of payments or security for any indebtedness hereunder or indebtedness of customers of GTR or GTDT.  By its acceptance below, each of GTR and GTDT hereby expressly waives and surrenders any defense to its joint and several liability on the indebtedness hereunder based upon any of the foregoing.  All property included in the collateral pledged as security for the indebtedness hereunder shall be included as collateral, whether it is owned jointly by one or both of GTR and GTDT or is owned in whole or in part by one (or both) of them.  Notwithstanding anything herein to the contrary, the right of recovery against each of GTR and GTDT under this Agreement shall not exceed $1.00 less than the lowest amount which would render such entity's obligation under this Agreement void or voidable under applicable law, including without limitation, fraudulent conveyance law.  Notices from Bank sent to either of GTR or GTDT shall constitute notice to both.  Directions, instructions, actions, representations, warranties or covenants made by either of GTR and GTDT to Bank shall be binding on both and Bank shall be entitled to conclusively presume that any action by any of GTR or GTDT hereunder or under any other instrument, agreement or document delivered to Bank by any of GTR and GTDT is taken on behalf of both of them, as the case may be, whether or not such entity so indicates.  The word "indebtedness" is used in 0, this 0 and 0 in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter becomes unenforceable.

          SECTION 7.13   RELEASE.

          Borrower hereby absolutely and unconditionally releases and forever discharges Bank, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower has had, now has or has made claim to have against any such person or entity for or by reason of any act, omission, matter, cause or thing whatsoever arising

4814-2699-5207/14

from the beginning of time to and including the date of this Agreement, of which Borrower is aware on the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured.

          SECTION 7.14   REFERENCES.

          All references in any other agreement, instrument or document to the Former Credit Agreement shall be deemed to refer to this Amended and Restated Credit Agreement.

          SECTION 7.15   CONSENT TO SALE OF AURORA STORE.

          Bank hereby consents to (a) the sale by GTDT of the Real Property (as that term is defined in that certain Purchase and Sale Agreement dated July 12, 2010, by and between GTDT and FCS-RE LLC, a Kansas limited liability company (the "Aurora Purchase and Sale Agreement")), located at Pad C of the Cornerstar Shopping Center in Aurora, Colorado pursuant to the terms of the Aurora Purchase and Sale Agreement and (b) GTDT using the proceeds of such sale to pay Borrower's indebtedness owing to PFGI II, LLC.  Within ten (10) days of the closing of the transaction contemplated by the Aurora Purchase and Sale Agreement, Borrower shall deliver to Bank evidence acceptable to Bank in it sole discretion that the proceeds derived from the Aurora Purchase and Sale Agreement have been used to pay Borrower's indebtedness owing to PFGI II, LLC.  This consent shall be effective only in this specific instance and for the specific purpose for which it is given, and this consent shall not entitle Borrower to any other or further consents in any similar or other circumstances.  Bank's consent does not constitute a course of dealing or a course of conduct.

          SECTION 7.16   CONSENT TO STOCK PURCHASE AGREEMENT.

          Bank hereby consents to (a) the performance by GTR of that certain Stock Purchase Agreement dated October 29, 2010, by and between GTR and Small Island Investments Limited, a Bermuda corporation (the "SII Stock Purchase Agreement") and (b) GTR using the proceeds derived from the SII Stock Purchase Agreement to pay Borrower's indebtedness of $400,000.00 owing to W Capital and John T. MacDonald, to pay Borrower's indebtedness of $185,000.00 owing to Golden Bridge, LLC, to pay 2009 taxes and to pay other accounts payable, expenses related to the SII Stock Purchase Agreement and for general working capital purposes.  Within ten (10) days of the closing of the transaction contemplated by the SII Stock Purchase Agreement, Borrower shall deliver to Bank evidence acceptable to Bank in it sole discretion that the proceeds derived from the SII Stock Purchase Agreement have been used to pay Borrower's indebtedness owing to W Capital, John T. MacDonald and Golden Bridge, LLC and the 2009 taxes.  This consent shall be effective only in this specific instance and for the specific purpose for which it is given, and this consent shall not entitle Borrower to any other or further consents in any similar or other circumstances.  Bank's consent does not constitute a course of dealing or a course of conduct.

          SECTION 7.17   WAIVER OF EXISTING DEFAULTS.

          GTR has been in default of SECTION 4.9(a) of the Former Credit Agreement (Tangible Net Worth) since December 31, 2008, SECTION 4.9(b) of the Former Credit Agreement (Total Liabilities divided by Tangible Net Worth) since June 30, 2010, SECTION 4.9(c) of the Former Credit Agreement (EBITDA Coverage Ratio) since September 30, 2008 and SECTION 5.2 of the Former

4814-2699-5207/14

Credit Agreement due to sales of a material portion of GTR's assets outside of the ordinary course of business (collectively, the "Existing Defaults").  Upon the terms and subject to the conditions set forth in this Amended and Restated Credit Agreement, Bank hereby waives the Existing Defaults.  This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle Borrower to any other or further waiver in any similar or other circumstances.

          SECTION 7.18   AMENDMENT AND RESTATEMENT.

          Relying on each of the representations and warranties set out in this Agreement and subject to the terms and conditions of this Agreement, Bank and Borrower agree that, effective on the date hereof, the Former Credit Agreement shall be amended in its entirety on the terms and conditions of this Agreement and all indebtedness and liabilities of Borrower to Bank under (and as defined in) the Former Credit Agreement including, without limitation, the outstanding principal amount of the Term Loan and all accrued and unpaid interest and fees thereon and standby fees accrued thereunder, shall be construed as indebtedness and liabilities of Borrower to Bank under this Agreement.  Borrower confirms that it remains bound by every other agreement, instrument and document by Borrower in favor of Bank and by and between Borrower and Bank currently in effect to which it is a party.

[Remainder of this page left intentionally blank]

4814-2699-5207/14

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

GOOD TIMES RESTAURANTS INC.	WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:/s/ Boyd E. Hoback	By:/s/Jennifer Niebrugge
Name: Boyd E. Hoback	Name: Jennifer Niebrugge
Title: President and CEO	Title: Authorized Signatory

GOOD TIMES DRIVE THRU INC.

By::/s/ Boyd E. Hoback
Name: Boyd E. Hoback
Title: President and CEO

Signature Page to Amended and Restated Credit Agreement

4814-2699-5207/12

SCHEDULE 5.5

TO

AMENDED AND RESTATED CREDIT AGREEMENT

All real and personal property (including all buildings) leased and/or owned by GOOD TIMES RESTAURANTS INC., a Nevada corporation, or GOOD TIMES DRIVE THRU INC., a Colorado corporation, located at, on and/or in the real property described in the following legal descriptions:

LEGAL DESCRIPTIONS

808 E. Colfax Ave., Denver, CO 80218 9 (Store 102):

LOTS 13, 14, 15, 16, 17 AND 18, KENBERMA ADDITION TO DENVER, 2ND FILING, CITY AND COUNTY OF DENVER, STATE OF COLORADO.

THE RESERVED STRIP ADJACENT TO LOT 18, KENBERMA ADDITION TO DENVER, 2ND FILING, EXCEPT THE EAST 4.5555 FEET THEREOF; SAID STRIP BEING IN CAPITOL HILL SUBDIVISION, 2ND FILING, CITY AND COUNTY OF DENVER, STATE OF COLORADO.

1300 S. Colorado Blvd., Denver, CO 80222 (Store 103):

THE WEST 105 FEET OF THE EAST 136 FEET OF LOTS 1 TO 10, INCLUSIVE, BLOCK 4, KIBLER ADDITION, CITY AND COUNTY OF DENVER, STATE OF COLORADO.

4975 Federal Blvd., Denver, CO 80221 (Store 112):

LOTS 43 THROUGH 48, INCLUSIVE, BLOCK 89, BERKELEY OF THE CITY AND COUNTY OF DENVER, STATE OF COLORADO, EXCEPT THE WESTERLY 8.00 FEET THEREOF AND FURTHER EXCEPTING THE FOLLOWING TWO PARCELS TO BE DEEDED TO THE CITY AND COUNTY OF DENVER FOR RIGHT-OF-WAY PURPOSES, DESCRIBED AS FOLLOWS:

PARCEL 1:  THE EASTERLY 7.00 FEET OF LOTS 43 THROUGH 48, INCLUSIVE, BLOCK 89, BERKELEY OF THE CITY AND COUNTY OF DENVER, STATE OF COLORADO, THEREOF,

PARCEL 2: THE NORTHERLY 9.00 FEET OF LOT 48, BLOCK 89, BERKELEY OF THE CITY AND COUNTY OF DENVER, STATE OF COLORADO, EXCEPT THE WESTERLY 8.00 FEET AND THE EASTERLY 7.00 FEET, THEREOF.

Sch. 5.5-1

4814-2699-5207/12

8930 E. Hampden Ave., Denver, CO 80231 (Store 110):

Parcel Two:

A Leasehold Estate as created by the Lease dated September 10, 1993, as amended August 5, 1998, executed by and between Village Square East LLC, a Colorado limited liability company, successor in interest to Village Square East Shopping Center, Lessor, and Good Times Drive Thru Inc., a Colorado corporation, Lessee, a Memorandum of which recorded October 29, 1998 at Reception No. 9800181227 of the records of the Office of Clerk and Recorder of Denver County, Colorado, and as assigned to Ceda Enterprises, Inc., a Colorado corporation by Assignment of Lease recorded October 29, 1998 at Reception No. 9800181228 of said records, and as assigned to Good Times Drive Thru Inc., a Colorado corporation by Assignment of Leases recorded ____________ at Reception No. ___________ of said records for the term and upon and subject to all of the conditions and provisions contained therein, in and to the property described as follows:

That part of the Northwest Quarter of the Northwest Quarter of Section 3, Township 5 South, Range 67 West of the 6th Principal Meridian, formerly part of Kenwood Park, described as follows:

Beginning at a point on the centerline of vacated Small Avenue, which is 305.0 feet East of a line which is 50.0 feet East of and parallel with the West line of said Northwest Quarter of the Northwest Quarter;

Thence North, at right angles, 547.74 feet, more or less, to the South line of Hampden Avenue as described in Book 928 at Page 509 of the Arapahoe County records;

Thence East, along the South line of said Hampden Avenue, 270.0 feet;

Thence South, at right angles to the centerline of vacated small Avenue, 150 feet;

Thence East, parallel with the South line of said Hampden Avenue, 100 feet;

Thence North, at right angles to the centerline of vacated Small Avenue, 150 feet;

Thence East, along the South line of said Hampden Avenue, 70 feet;

Thence South a distance of 550.11 feet, more or less, to a point on the centerline of vacated Small Avenue, which is 440.0 feet East of the Point of Beginning;

Thence West, along the centerline of vacated Small Avenue, 440.0 feet to the Point of Beginning.

City and County of Denver,

State of Colorado.

Sch. 5.5-2

4814-2699-5207/12